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                                                                    Exhibit 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Portal Software, Inc. pertaining to the 1999 Stock Incentive Plan, the 1999 Employee Stock Purchase Plan, the 2000 International Employee Stock Purchase Plan, and the Baygate, Inc. Restated 1999 Stock Plan of Portal Software, Inc. of our report dated February 15, 2001, with respect to the consolidated financial statements of Portal Software, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2001, filed with the Securities and Exchange Commission.

                                        /s/ ERNST & YOUNG LLP

                                            Ernst & Young LLP

Palo Alto, California
May 31, 2001